4
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0001191326
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  QUALCOMM Incorporated
  0000804328
  <IRS-NUMBER>95-3685934
</SUBJECT-COMPANY>
<PERIOD>11/11/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Savage,          Frank
   5775 Morehouse Dr.


   San Diego, CA  92121-1714
2. Issuer Name and Ticker or Trading Symbol
   QUALCOMM Incorporated (QCOM)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   11/11/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  11/11/02    M        12,500        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        12,500        D  $34.3000                    D  Direct
Common Stock                                  11/11/02    M        10,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        10,000        D  $33.9400                    D  Direct
Common Stock                                  11/11/02    M        15,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        15,000        D  $34.0100                    D  Direct
Common Stock                                  11/11/02    M        15,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        15,000        D  $33.9200                    D  Direct
Common Stock                                  11/11/02    M        10,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        10,000        D  $34.0000                    D  Direct
Common Stock                                  11/11/02    M        25,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        25,000        D  $33.9400                    D  Direct
Common Stock                                  11/11/02    M        12,500        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        12,500        D  $34.1500                    D  Direct
Common Stock                                  11/11/02    M        18,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        18,000        D  $33.7800                    D  Direct
Common Stock                                  11/11/02    M        25,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        25,000        D  $33.7700                    D  Direct
Common Stock                                  11/11/02    M        10,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        10,000        D  $33.8200                    D  Direct
Common Stock                                  11/11/02    M        11,000        A  $5.8900                     D  Direct
Common Stock                                  11/11/02    S        11,000        D  $33.8600                    D  Direct
Common Stock                                  11/11/02    M        9,000         A  $5.8200                     D  Direct
Common Stock                                  11/11/02    S        9,000         D  $33.8600                    D  Direct
Common Stock                                  11/11/02    M        39,000        A  $5.8200                     D  Direct
Common Stock                                  11/11/02    S        39,000        D  $33.5900                    D  Direct
Common Stock                                  11/11/02    M        16,000        A  $8.6000                     D  Direct
Common Stock                                  11/11/02    S        16,000        D  $33.5900     0              D  Direct
Common Stock                                  11/11/02    S        500           D  $33.1800                    I  by Trust (1)
Common Stock                                  11/11/02    S        4,000         D  $33.1600     13,580         I  by Trust (1)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $5.8200         11/11/02       M                          9,000            (2)          02/09/08
(right to buy)
Non-Qualified Stock Option     $5.8200         11/11/02       M                          39,000           (2)          02/09/08
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          12,500           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          10,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          15,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          15,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          10,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          25,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          12,500           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          18,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          25,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          10,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $5.8900         11/11/02       M                          11,000           (3)          02/05/06
(right to buy)
Non-Qualified Stock Option     $8.6000         11/11/02       M                          16,000           (4)          02/22/09
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     11/11/02  Common Stock                   9,000                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   39,000                    16,000        D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   12,500                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   10,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   15,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   15,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   10,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   25,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   12,500                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   18,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   25,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   10,000                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   11,000                    0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/11/02  Common Stock                   16,000                    32,000        D   Direct
(right to buy)

Explanation of Responses:

(1)
Securities held by Frank Savage Charitable Remainder Trust, Frank Savage & Allen Dynner Trustees.
(2)
The option vests in five equal annual installments beginning on January 15, 1999.
(3)
Stock options granted under the Company's Non-Employee Directors' Stock Option Plan.  The options vest at the rate of 20% on Februar
y 6, 1998, 20% on February 6, 1999, 20% on February 6, 2000, and 40% on February 6, 2001.
(4)
The option vests in five equal installments beginning on January 15, 2000.

SIGNATURE OF REPORTING PERSON
/S/ By: Noreen E. Burns, Attorney-in-Fact
    For: Frank Savage
DATE 11/13/02